Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
of REGI U.S., Inc.

We consent to the use of our report dated July 25, 2006 on the financial statements of REGI U.S., Inc. as of April 30, 2006 that are included in the Company’s Form 10-KSB.

Dated this 25th day of July, 2006.

/s/ ‘Smythe Ratcliffe LLP”

SMYTHE RATCLIFFE LLP
Chartered Accountants